Exhibit 99.1

Sow Good Appoints Candy Industry Veteran Jeff Rubin to Board of Directors

IRVING, TEXAS, August 5, 2025 – Sow Good Inc. (Nasdaq: SOWG) (“Sow Good” or “the Company”), a trailblazer in the freeze dried candy and treat industry, today announced the appointment by its board of directors (the “Board”) of Jeff Rubin as a member of the Board, effective August 1, 2025, filling a Board vacancy.

Mr. Rubin is a leader in the confectionery industry who brings with him 35 years of experience. He founded IT’SUGAR in 2006 and served as its Chief Executive Officer until July 2023. He was also the co-founder of Dylan’s Candy Bar and FAO Schweetz. Mr. Rubin was recognized for his leadership by the Candy Hall of Fame in 2018 and was awarded the Professional Candy Buyer of the Year Award by the Professional Candy Buyer magazine in 1996.

"We are excited to welcome Jeff to the Board," said Claudia Goldfarb, CEO of Sow Good Inc. "His extensive background in the confectionery industry—combined with his prior advisory board work with Sow Good—positions him to immediately play an active role in assisting Sow Good in its return to growth."

About Sow Good Inc.

Sow Good Inc. is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze-drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. Sow Good is dedicated to building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation; (ii) scalability; (iii) manufacturing excellence; (iv) meaningful employment opportunities; and (v) food quality standards.

Sow Good Investor Inquiries:

Cody Slach

Gateway Group, Inc.

1-949-574-3860

SOWG@gateway-grp.com

Sow Good Media Inquiries:

Sow Good, Inc.

1-214-623-6055

pr@sowginc.com